March 17, 2020

Board of Directors

IBERIABANK Corporation

200 West Congress Street

Lafayette, LA 70501

Re: Amendment No. 3 to Registration Statement on Form S-4 of First Horizon National Corporation (file No. 333-235757), filed March 17, 2020 (the “Amended Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated November 3, 2019 (“Opinion Letter”), as to the fairness from a financial point of view to the holders (other than First Horizon National Corporation (“First Horizon”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of IBERIABANK Corporation (the “Company”) of the exchange ratio of 4.584 shares of common stock, par value $0.625 per share, of First Horizon to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of November 3, 2019 (the “Agreement”), by and between First Horizon and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinions of IBKC’s Financial Advisors,” “Risk Factors,” “The Merger – Background of the Merger,” “The Merger – IBKC’s Reasons for the Merger; Recommendation of IBKC’s Board of Directors,” “The Merger – Opinions of IBKC’s Financial Advisors,” and “The Merger – Unaudited Financial Forecasts” and to the inclusion of the Opinion Letter as an Annex to the Joint Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)